UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

275 West Federal Street, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.06	Material Impairments

On June 26, 2012, the Board of Directors of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), a wholly owned subsidiary of United Community Financial Corp. (Company), recorded a material charge related to forgiveness of debt of a specific commercial loan customer. The Company received an agreed-upon settlement pertaining to seven loans related to a single loan customer. The aggregate unpaid principal balance of the seven loans totaled $22.1 million. Three of the loans in this relationship with aggregate balances of $15.7 million were both classified and impaired, and together represented the largest classified and impaired loan relationship at the Company. The Company determined that it was prudent to accept the settlement and recognize a loss on this relationship of $5.2 million. The Company believes this settlement resulted in a more favorable outcome as compared to alternative courses of action. The Company does not anticipate any further charges associated with this relationship.

Home Savings regularly reviews its allowance for loan losses at the end of each month to determine the adequacy of the allowance. The charge described above will be in addition to any other provision that may be required pursuant to this regular monthly review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ James R. Reske
James R. Reske, Chief Financial Officer

Date: July 2, 2012

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